Exhibit 10.2
SETTLEMENT AND MUTUAL RELEASE AGREEMENT
INTRODUCTION
This Settlement and Mutual Release Agreement (“Agreement”) is made and entered into by and between, on the one hand, AXIS Insurance Company (“AXIS”), and, on the other hand, CCA Industries, Inc. (“CCA”).
DEFINITIONS
A. “Parties” shall mean AXIS and CCA.
B. “Policy” shall mean Multimedia Liability Policy number MCN 633062 issued to CCA.
C. “Released Claims” shall mean the claims in the action styled as Denise Wally et al. v. CCA Industries, Inc., Los Angeles County Superior Court Case No. BC 422833, and any other claim(s) that involve(s) the same or related subject, person, class of persons or have common facts or circumstances or involve common transactions, infringements, events or decisions as that action, regardless of the number of repetitions, alternations, actions or forms of communications.
SETTLEMENT TERMS
1. AXIS agrees to pay fifty percent (50%) of any combination of defense fees/costs incurred for, any settlement of, or any judgment on the Released Claims, up to a total of Four Hundred Seventy-Five Thousand Dollars ($475,000), within 30 days after the presentation of invoices setting forth such defense fees/costs, settlement, agreement, or judgment. AXIS’s obligation to make payments with respect to the Released Claims will cease once it has paid $475,000 to or on behalf of CCA with respect to the Released Claims.
2. CCA will present any defense fees/cost invoices, settlement agreements and/or judgments for such payment to AXIS as set forth in paragraph 2a. below, and AXIS should direct its payments to CCA as set forth in paragraph 2b. below.
a. CCA shall present invoices setting forth defense fees/costs invoices and/or any settlement agreement or judgment to AXIS by delivery to AXIS’s counsel as follows:
Nelson Hsieh, Esq.
Robert Seeds, Esq.
Greenan Peffer Sallander & Lally LLP
6111 Bollinger Canyon Road, Suite 500
P.O. Box 10
San Ramon, CA 94583-0010
Tel: 925-866.1000

b. AXIS shall send a check representing its payment(s) of its share of defense fees/costs and/or any settlement agreement or judgment to:
Ira Berman, Esq.
General Counsel
CCA Industries, Inc.
200 Murray Hill Parkway
East Rutherford, New Jersey 07073
Tel: 201.935.3232 Ext. 132
3. Any payment(s) by AXIS to CCA pursuant to paragraphs 1 and 2 shall count against and erode the Policy’s limit.
4. With the exception of those obligations specified above and in the remainder of this Agreement, CCA and AXIS mutually agree to and hereby do generally and specifically release each other, and those other entities and persons to be benefited hereby as described in paragraph 7 below, from any and all claims or obligations with respect to or arising from the Released Claims, whether such obligations are past, present, future, known, or unknown to the fullest extent allowed by the law including, for example, waiver of the provisions California Civil Code § 1542 and any comparable federal or state statute or rule of law. California Civil Code § 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
5. AXIS hereby agrees that CCA may and will utilize counsel of CCA’s choice in defending against the Released Claims and that CCA retains sole control of the defense and settlement of the Released Claims.
6. Except as provided in paragraph 1, the Parties are to bear their own attorneys fees and costs.
7. To the fullest extent possible, this Agreement is intended to and shall inure to the benefit of and separately be binding upon each of the following as though they were a party to this Agreement: each of the Parties; each of their predecessors, successors, assignees, buyers, grantees, vendees, and transferees; all of the foregoing’s past, present, and future direct and indirect partners, parents, subsidiaries, divisions, affiliates, or shareholders; and all of the foregoing’s past, present, and future representatives, agents, officers, directors, principals, employees, and attorneys.
8. The Parties agree and acknowledge that the payments, obligations, and releases referred to above are made in compromise of disputed claims and charges, and neither said payments, dismissals, nor any of the other consideration exchanged in this Agreement is to be construed as an admission by any of the Parties of any liability, any defenses, or of the validity of any particular allegation; nor is this Agreement to be used in any way for the purpose of construing or interpreting any term in any insurance policy or as precedent for any future claim. Notwithstanding the foregoing, the Parties agree and acknowledge that the payment(s) made by AXIS pursuant to paragraphs 1 and 2 represent(s) payment(s) made in satisfaction of insurance claims by CCA.

9. This Agreement is and is intended to be enforceable and binding. This Agreement is an integrated Agreement that encompasses the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all previous negotiations, understandings, and agreements between the Parties with respect thereto, whether oral or written. The Parties acknowledge that they have read this Agreement and that they understand it to be a complete and final resolution of matters set forth herein. Each of the signatories warrants that it has authority to execute this Agreement and has chosen freely to execute it after consulting with its respective counsel.
10. The Parties further agree that each of the Parties has participated in the drafting of this Agreement, with the assistance of counsel, and therefore the wording of this Agreement shall not be construed against any party hereto as the drafter.
11. This Agreement may be executed in counterparts, and the delivery of a copy of an executed signature page via facsimile or electronic mail shall have the same force and effect as the delivery of an executed original.
12. The terms of this Agreement shall exclusively be governed by and construed under the substantive laws of the state of California, without regard to the choice-of-law rules thereof.

Dated:		CCA INDUSTRIES, INC.

By:
Its:

Dated:	May 26, 2010	AXIS INSURANCE COMPANY

/s/ John M. Intondi

		By:	JOHN M. INTONDI
		Its:	Exec. V-P